FILED PURSUANT TO RULE 424(b)(5)
                                                     REGISTRATION NO. 333-40361

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 21, 1997)



                                5,900,000 Shares

                           New Century Energies, Inc.

                                  Common Stock
                                  -------------

          This Prospectus Supplement and the attached Prospectus relate to the offering and sale of 5,900,000 Shares (the "Shares") of common stock, with par value of one dollar ($1.00) per share (the "Common Stock"), of New Century Energies, Inc. (the "Company"). The Shares are being sold to several institutional investors at a purchase price of $42.75 per share, for an aggregate purchase price of $252,225,000. The Company has retained Smith Barney Inc. to act as its agent in connection with the sale of the Shares and has agreed to pay a fee in the amount of $832,490 to Smith Barney Inc. It is anticipated that the Shares will be delivered against payment therefor on December 10, 1997.

          The Common Stock of the Company is traded on the New York Stock Exchange ("NYSE") under the NYSE symbol "NCE." On December 4, 1997, the reported last sale price of the Common Stock, as reported on the NYSE Composite Tape, was $44-5/8 per share.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                 ---------------



                              Salomon Smith Barney




December  4, 1997

                                 USE OF PROCEEDS

          The Company intends to use a portion of the net proceeds from the sale of the Shares to retire short-term debt. The Company's short-term debt balance and average interest rate at December 4, 1997 were $154,000,000 and 6.23%, respectively. The balance of the net proceeds will be used by the Company to make a capital contribution to Public Service Company of Colorado ("PSCo"), one of its subsidiaries. PSCo intends to use such capital contribution to retire short-term debt. PSCo's short-term debt balance and average interest rate at December 4, 1997 were $410,325,000 and 5.80%, respectively. To the extent that the net proceeds from the sale of the Shares are not immediately so used, they will be temporarily invested in short-term, interest-bearing investments.

                              PLAN OF DISTRIBUTION

          The Shares are being offered for sale directly by the Company to a limited number of accredited institutional investors and affiliates of such accredited institutional investors. The price of the Shares was determined through negotiations between the Company and prospective purchasers of the Shares. Smith Barney Inc. has been retained to act as agent (the "Placement Agent") for the Company in arranging sales of the Shares. The Placement Agent is not obligated to purchase any of the Shares.

          The Company has agreed to pay to the Placement Agent a fee in the amount of $832,490 with respect to the sale of the Shares. The Company has also agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments made or required to be made by the Placement Agent with respect to such liabilities.

     The Shares will be listed on the NYSE.

                                 LEGAL OPINIONS

          Certain legal matters in connection with the Shares are being passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York, and for the Placement Agent by Reid & Priest LLP, New York, New York. Reid & Priest LLP represents the Company in connection with certain matters relating to the Public Utility Holding Company Act of 1935 and certain federal income tax matters.

PROSPECTUS
                                9,000,000 Shares


                                  COMMON STOCK
                           (par value $1.00 per share)


                           NEW CENTURY ENERGIES, INC.

   -------------------------------------------------------------------------


          New Century Energies, Inc. (the "Company") intends to offer from time to time up to 9,000,000 shares of its Common Stock, with the par value of one dollar ($1.00) per share (the "Common Stock"). The Common Stock will be issued in amounts, at prices and on terms to be determined at the time or times of sale. Each share of Common Stock, including the shares offered hereby, has associated with it one right to purchase one-hundredth of a share of the Company's preferred stock at a stipulated price in certain circumstances relating to changes in ownership of the Company under the Company's rights agreement.

          For each offering of the Common Stock for which this Prospectus is being delivered, there will be an accompanying Prospectus Supplement (each, a "Prospectus Supplement") that will set forth the initial public offering price and the terms of offering of such Common Stock. The Common Stock may be sold by the Company through underwriters or dealers, directly by the Company or through agents for offering pursuant to the terms fixed at the time of sale. See "Plan Of Distribution" herein.

          The Common Stock is traded on the New York Stock Exchange ("NYSE") under the NYSE symbol "NCE." The last reported sales price of the Common Stock as reported by the NYSE Composite Tape on November 13, 1997 was $43-5/8 per share.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                 ---------------

                The date of this Prospectus is November 21, 1997.

                              AVAILABLE INFORMATION


          New Century Energies, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files with the Securities and Exchange Commission ("SEC") reports, proxy statements, and other information, which are available for inspection and copying at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. (The Commission maintains a site on the World Wide Web containing reports, proxy materials, information statements and other items. The address is http://www.sec.gov.) Copies of such material can be obtained from the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of such material also can be inspected at the office of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


          The Company hereby undertakes to provide without charge to each person, including any beneficial owner of shares of the Company to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy (without exhibits, except those specifically incorporated by reference) of any and all of the documents referred to below which have been or may be incorporated in this Prospectus by reference. Requests for such documents should be directed to Corporate Secretary, New Century Energies, Inc., 1225 17th Street, Denver, Colorado 80202 (Tel: (303) 571-7511).

          The following documents, previously filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference:

          The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 33-64951);

          The description of the Company's Common Stock contained in the Registration Statement on Form 8-B dated April 24, 1997 (as amended by Form 8-B/A dated May 9, 1997), incorporated by reference from the Joint Proxy Statement/Prospectus and Registration Statement on Form S-4 of the Company (File No. 33-64951);

          The description of the preferred stock purchase rights associated with each share of Common Stock contained in the Registration Statement on Form 8-A dated June 23, 1997 of the Company;

          The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (File No. 1-12927);

          The Company's Current Reports on Form 8-K dated July 2, 1997 and August 1, 1997 (two reports dated August 1, one reporting consummation of the Merger (as defined herein) and containing supplemental financial statements and the other reporting the effectiveness of the Company's rights agreement);

          Public Service Company of Colorado's Annual Report on Form 10-K and 10-K/A for the year ended December 31, 1996 (File No. 1-3280);

          Southwestern Public Service Company's Annual Report on Form 10-K for the twelve months ended August 31, 1996 (File No. 1-3789);

          Southwestern Public Service Company's Transition Report on Form 10-K for the transition period from September 1, 1996 to December 31, 1996 (File No. 1-3789);

          Public Service Company of Colorado's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (File No. 1-3280);

          Southwestern Public Service Company's Quarterly Reports on Form 10-Q for the quarters ended November 30, 1996, February 28, 1997, March 31, 1997, June 30, 1997 and September 30, 1997 (File No. 1-3789);

          Public Service Company of Colorado's Current Reports on Form 8-K dated February 24, 1997, April 1, 1997 (as amended by Form 8-K/A filed June 13, 1997) and July 2, 1997 (two reports dated July 2) (File No. 1-3280); and

          Southwestern Public Service Company's Current Reports on Form 8-K dated February 7, 1997, February 24, 1997, April 22, 1997 and June 30, 1997 (File No. 1-3789).

          All documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities offered hereby, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                   THE COMPANY


          The Company, a Delaware corporation formed on August 21, 1995, is a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended. The Company, Public Service Company of Colorado ("PSCo") and Southwestern Public Service Company ("SPS") entered into an Agreement and Plan of Reorganization dated August 22, 1995, as amended December 8, 1995, providing for a business combination as peer firms involving PSCo and SPS in a "merger of equals" transaction (the "Merger"). The Merger became effective on August 1, 1997. As a result of the Merger, the Company owns all of the outstanding shares of common stock of three public utility companies, PSCo, SPS and Cheyenne Light, Fuel and Power Company. The Company also owns several non-utility subsidiaries. The principal executive offices of the Company are located at 1225 17th Street, Denver, Colorado 80202.

                                 USE OF PROCEEDS


          Unless otherwise indicated in an accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Common Stock for general corporate purposes, including to retire debt and to make capital contributions to its subsidiaries. If the Company uses any proceeds to make a capital contribution to a subsidiary, such subsidiary will use such proceeds to retire debt and for general corporate purposes.

                         PRICE RANGE OF COMMON STOCK AND
                              DIVIDEND INFORMATION


          Since the Merger, the shares of Common Stock of the Company have been traded on the NYSE under the symbol "NCE". The following table sets forth the reported high and low sale prices for the Common Stock for the periods indicated.


       Period                                           High          Low
       1997
       Third Quarter (from August 4, 1997)...          $43-1/4       $39
       Fourth Quarter (to November 13, 1997)...        $43-5/8       $40-1/4


          The last reported sale price for the Common Stock on the NYSE on November 13, 1997 was $43-5/8 per share.

          During the third quarter of 1997, the Board of Directors of the Company approved a $0.58 per share dividend on the Common Stock payable to shareholders on November 15, 1997. The Company's common stock dividend level is dependent upon the Company's results of operations, financial position, cash flows and other factors. The Board of Directors of the Company will continue to evaluate the common stock dividend on a quarterly basis.

                              PLAN OF DISTRIBUTION


          The Company may sell the Common Stock in any of three ways: (i) directly to one or more purchasers; (ii) through agents; or (iii) through underwriters or dealers. The Prospectus Supplement relating to each offering of Common Stock will set forth the terms of the offering of such Common Stock, including the name or names of any such agents, underwriters or dealers, the purchase price of such Common Stock and the net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

          If underwriters are used in any sale of Common Stock, such Common Stock will be acquired by such underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Common Stock may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the Prospectus Supplement relating to a sale of Common Stock, the obligations of any underwriter or underwriters to purchase such Common Stock will be subject to certain conditions precedent and such underwriter or underwriters will be obligated to purchase all of such Common Stock if any shares are purchased, except that, in certain cases involving a default by one or more underwriters, less than all of such Common Stock may be purchased. Only underwriters named in a Prospectus Supplement are deemed to be underwriters in connection with the Common Stock offered thereby.

          If underwriters are used in any sale of Common Stock, the purchase agreement in connection with such sale may provide for an option on the part of the underwriters to purchase additional shares of such Common Stock within thirty days of the execution of such purchase agreement, which option may be exercised solely to cover overallotments. Any such overallotment option will be disclosed in the Prospectus Supplement in connection with the Common Stock offered thereby.

          If an agent of the Company is used in any sale of Common Stock, such agent will be named and any commission payable by the Company to such agent will be set forth in the Prospectus Supplement relating to such Common Stock. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best effort basis for the period of its appointment.

          The Common Stock offered hereby will be listed on the New York Stock Exchange.

          Any underwriters, dealers or agents participating in the distribution of the Securities may be deemed to be underwriters, and any discount or commissions received by them on the sale or resale of Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the "Securities Act"). Agents, underwriters and dealers may be entitled under agreements entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act. Agents and underwriters may be customers of, engaged in transactions with, or perform services for, the Company or its affiliates in the ordinary course of business.

                                 LEGAL OPINIONS


          Certain legal matters in connection with the shares of Common Stock offered hereby are being passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                     EXPERTS


          The consolidated balance sheets of NCE and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996, included in NCE's Form 8-K dated August 1, 1997, which statements are incorporated by reference in this registration statement, the balance sheets of NCE as of December 31, 1996 and 1995, included in NCE's Annual Report on Form 10-K for the year ended December 31, 1996, which statements are incorporated by reference in this registration statement, the consolidated balance sheets of PSCo and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996, and the related financial statement schedule, included in PSCo's Annual Report on Form 10-K for the year ended December 31, 1996, which statements and schedule are incorporated by reference in this registration statement, and the balance sheet of NCE as of October 31, 1995, which statement is included in the NCE Joint Proxy Statement/Prospectus and Registration Statement on Form S-4, which statement is incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

          With respect to the unaudited interim financial information of NCE for the quarters ended March 31, 1997 and June 30, 1997, and the unaudited consolidated condensed interim financial information of NCE and subsidiaries for the quarter ended September 30, 1997, included in its Form 10-Qs, which information is incorporated by reference in this registration statement, the unaudited consolidated condensed interim financial information of PSCo and its subsidiaries for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, included in its Form 10-Qs, which information is incorporated by reference in this registration statement and the unaudited consolidated condensed interim financial information of SPS and its subsidiaries for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, included in its Form 10-Qs, which information is incorporated by reference in this registration statement, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

          The consolidated financial statements of SPS incorporated in this prospectus by reference from SPS's Annual Report on Form 10-K for the year ended August 31, 1996 and from SPS's Transition Report on Form 10-K for the four months ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent certified public accountants ("Deloitte & Touche") , as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

          With respect to the unaudited interim financial information included in SPS's Quarterly Reports on Form 10-Q for the quarters ended November 30, 1996 and February 28, 1997 that are incorporated herein by reference, Deloitte & Touche applied limited procedures in accordance with professional standards for reviews of such information. As stated in their reports that are included in SPS's Quarterly Reports on Form 10-Q for the quarters ended November 30, 1996 and February 28, 1997 that are incorporated by reference herein, they did not audit and they did not express an opinion on such interim financial information. Accordingly, the degree of reliance of any of their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche are not subject to the liability provisions of
Section 11 of the Securities Act for any of their reports on such unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

==================================================  ===========================

     No  person  has been  authorized  to give any
information or to make any  representations  other
than   those    contained   in   this   Prospectus
Supplement   and   the   related   Prospectus   in
connection with the offer contained  herein,  and,        5,900,000 Shares
if   given   or   made,   such    information   or
representations  must not be relied upon as having
been   authorized   by  the   Company  or  by  the   New Century Energies, Inc.
Placement  Agent.  This Prospectus  Supplement and
related  Prospectus do not  constitute an offer of
any  securities  other  than  those  to  which  it          Common Stock
relates or an offer to sell, or a solicitation  of
an offer to buy,  those to which it relates in any
state to any  person  to whom it is not  lawful to
make such offer in such  state.  The  delivery  of
this   Prospectus   Supplement   and  the  related            _________
Prospectus  at any time  does not  imply  that the
information  herein  is  correct  as of  any  time           PROSPECTUS
subsequent to its date.                                      SUPPLEMENT

                                                          December 4, 1997
                                                              ---------

                      -----------
                                                        Salomon Smith Barney


                TABLE OF CONTENTS


                    PROSPECTUS


                                              Page

Available Information.......................     2
Incorporation of Certain
    Documents by Reference..................     2
The Company.................................     3
Use of Proceeds.............................     4
Price Range of Common Stock
    and Dividend Information................     4
Plan of Distribution........................     4
Legal Opinions..............................     5
Experts.....................................     5


              PROSPECTUS SUPPLEMENT


Use of Proceeds.............................   S-2
Plan of Distribution........................   S-2
Legal Opinions..............................   S-2

==================================================  ===========================